Metropolitan National Bank	212 659-0600
99 Park Avenue	fscsimile 212 659-0610
New York, NY 10016	www.MetropolitanBankny.com

September 21, 2012

Ms. Laura E. Capra

105 Donato Circle

Scotch Plains, NJ 07076

     CHANGE OF CONTROL

If your position with Metropolitan National Bank (the “Bank”) is subject to a “Qualifying Termination” (as defined below) within 12 months following a “Change of Control” (as defined below) for reasons other than for “Good Cause” (as defined below) you will be paid an amount equal to your then annual base cash compensation.

A “Qualifying Termination” shall include: (1) your employment being involuntarily terminated without Good Cause; (2) your position being eliminated; or (3) your voluntary resignation with Good Reason meaning a reduction in your base salary or a reduction in your total compensation package. A Qualifying Termination shall not include termination based on your death, or your disability, or retirement pursuant to any plan or policy of the Bank or the entity resulting from the Change of Control.

A “Change of Control” means any of the following transactions: (i) a sale of all or substantially all of the assets of the bank; (ii) any change in the ownership capital stock of Metropolitan Bank Holding Corp. (“MHBC”) that provides any person (directly or indirectly through its affiliates) the right as the holder of such capital stock to elect a majority of the members of the board of directors of MHBC; provided, that a Change of Control Transaction shall not include any of the following: (A) any transaction that occurs on or after the effective date of a registration statement under the Securities Act of 1933, as amended, (B) any issuance of shares of capital stock that is not to one investor or group of affiliated investors to provide a change of control of the bank, or (C) any transaction that is not authorized or recommended to the voting shareholders by the Board of Directors of the Bank or MHBC.

“Good Cause” shall mean a termination for violation of law, willful misconduct, failure to promptly and satisfactorily perform the duties as an officer of the Bank after notice of unsatisfactory performance, failure to comply with the employee policies and procedures, or the commission by you of any act that would disqualify you to serve as a senior officer of a depository institutions under federal banking laws or regulations.

The payment of any additional cash compensation under the terms of this letter is contingent upon you: (i) executing and delivering a General Release, in form and substance reasonably required by the Bank, and (ii) you complying with the Post Separation Covenants described below.

Post Separation Covenants. You agree that after any separation of your employment you will: (i) for a period of 30 days not solicit, hire, or retain any employee or consultant of the Bank, or persuade or entice any such employee or consultant to terminate or lessen the extent of his, her, or its relationship with the Bank; or (ii) not intentionally interfere with, disrupt, or damage the relationships of the Bank or its subsidiaries with its clients, customers, distributors, suppliers, or investors; or (iii) not make any disparaging remarks about the bank or its officers, directors, or employees.

Your employment with the Bank will remain “At Will”. This letter does not change your employment status, guaranty any term of employment, or modify your obligations as an officer of the Bank under our employment policies and New York and federal law.

Please indicate your acceptance of the terms of this letter by signing and returning an original copy to Human Resources.

Ist Vice President - Human Resources Director